Exhibit 10.1

HUNT FOR TRAVEL, INC.
90122 HOEY ROAD
CHAPEL HILL, NORTH CAROLINA 27517
(919) 889-9461

January 10, 2012

Hawk Opportunity Fund, LP

Re:	Binding Letter of Intent between Hunt for Travel, Inc. and Hawk Opportunity Fund, LP

Dear Sir/Madam:

This letter sets forth our binding letter of intent (“Letter of Intent”) among Hunt for Travel, Inc.  a Nevada corporation (“Hunt for Travel”), and Hawk Opportunity Fund, LP, a limited partnership (“Hawk”), in connection with an agreement to be negotiated between Hunt for Travel and Hawk whereby Hawk will transfer all of its ownership in Praco, Inc. in exchange for shares of Hunt for Travel common stock (the “Transaction”), subject to the terms of a definitive agreement to be negotiated and executed by the parties.

The proposed terms of the Transaction are as follows:

1.           Definitive Agreement.  Consummation of the Transaction will be subject to the negotiation and execution of a mutually satisfactory definitive agreement (the “Definitive Agreement”) to be finalized and executed no later than January   , 2012 (the “Closing Date”), setting forth the specific terms and conditions of the Transaction proposed hereby.  The execution of the Definitive Agreement by both parties is subject to approval by the Board of Directors of both parties, approval of the shareholders of Hawk, if required, and the completion by Hawk of a satisfactory review and due diligence of the legal, financial and business conditions of Hunt for Travel. The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a)
Hunt for Travel shall issue shares and cash equal to approximately $18,000,000 to Hawk in consideration of Hawk and its shareholders transferring 100% of their ownership interest in Praco, Inc. to Hunt for Travel.

(b)	Upon execution of this Letter of Intent, the Company will effectuate a name and symbol change as requested by Hawk.
(c)
The shares currently issued and outstanding to the directors, executives, officers and affiliates of Hunt for Travel shall be acquired by third parties or returned to treasury and the directors, executives, officers and affiliates of Hunt for Travel shall indemnify and hold harmless Hawk and its shareholders from any liabilities arising or related to any action that occurred prior to the Transaction.

(d)	The current officers and directors of Hunt for Travel shall resign effective immediately after the closing of the Transaction, with such vacancies filled by the nominees of Hawk.
(e)
Any necessary third-party consents shall be obtained prior to Closing, including, but not limited to, any consents required to be obtained from Hunt for Travel’ and Hawk’s lenders, creditors, vendors and lessors.

(f)	At Closing, Hunt for Travel’ operations will cease or be transferred to another entity and all outstanding debt and liabilities of Hunt for Travel will be satisfied in full.
(g)	Each party shall have completed their due diligence review of the other party and shall be reasonably satisfied with the result of such review.

2.           Conduct of Business.  Prior to the execution of the Definitive Agreement and the closing of the Transaction, Hunt for Travel will conduct its operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options with respect to its capital stock, nor will Hunt for Travel make any distributions, dividends or other payments to any affiliate or shareholders.

3.           Public Announcements.  Neither party will make any public disclosure concerning the matters set forth in this Letter of Intent or the negotiation of the proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld.  If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release.  Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this Letter of Intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

4.           Due Diligence; Confidentiality Agreement.  Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry.  Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transaction.  Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.  Each party will have until 12:00PM Eastern standard time on January   , 2012 (the “Due Diligence Review Period”) to complete their initial due diligence review of the respective documents, unless the Definitive Agreement specifies a different deadline for completion of such due diligence review.

5.           Termination.  This Letter of Intent may be terminated (a) by mutual written consent of the parties hereto, (b) by either party (i) after 5:00 p.m. Eastern standard time on January 31, 2012, if a Definitive Agreement is not executed and delivered by the parties prior to such time, (ii) upon a material default under the terms of this Letter of Intent; or (iii) if the Transaction is enjoined by a court or any governmental body (including if consummation of the Transaction is enjoined pending approval by the shareholders of Hawk), or (c) by Hawk at any time prior to the expiration of the Due Diligence Review Period, if Hawk is not satisfied with the results of its due diligence investigation of Hunt for Travel in its sole and absolute discretion.

6.           No Brokers.   Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

7.           Expenses.  Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.  In addition, all expenses relating to filings with the SEC or otherwise after the consummation of the Transaction, including but not limited to the filing of the Form 8-K for the Transaction, are the sole responsibility of Hawk.

8.           Choice of Law.  This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of Nevada.

9.           Compliance with the Securities Laws.  Hawk acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about Hunt for Travel.  Accordingly, Hawk will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.  Hunt for Travel acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about Hawk and its respective affiliates.  Accordingly, Hunt for Travel will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.

10.         Counterparts.  This Letter of Intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax and PDF copies of signatures shall be treated as originals for all purposes.

11.         Effect.  This Letter of Intent is a binding contract between the parties, and contains the entire agreement by and among the parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

This Letter of Intent will terminate at 5:00 p.m. (Eastern Standard Time) on January 31, 2012 unless it has been duly executed by or on behalf of the Parties prior to such time.

Very truly yours,

HUNT FOR TRAVEL, INC.

By:	/s/ Carolyn Hunter
Name: Carolyn Hunter
Title: Chief Executive Officer

Agreed and Accepted:

HAWK OPPORTUNITY FUND, LP

By:	/s/ David S. Callan
Name: David S. Callan
Title: Managing Partner